Exhibit 99.5

Press release

The information contained in the information document is subject to the disclosure requirements of Bure Equity AB under the Swedish Securities Market Act. This information has been publicly communicated on 16 November, 2009, at XX:XX CET.

Information to the shareholders in Bure and Skanditek regarding the merger between the companies

An information document regarding the proposed merger between Bure Equity AB (publ) and Skanditek Industriförvaltning AB (publ) is today published on Bure’s website, www.bure.se, under the heading Investor Relations, Merger with Skanditek.

A printed version will be distributed to all shareholders in Bure whose holdings are registered in their own names.

Gothenburg, 16 November 2009

Bure Equity AB (publ)

For more information, please contact:

Carl Backman, CEO, Phone +46 31 708 64 59

Jonas Alfredson, CFO, Phone +46 31 708 64 41

Bure Equity AB (publ)

P O Box 5419, SE-402 29 Gothenburg, Sweden, tel +46 31 708 64 00, fax +46 31 708 64 80

www.bure.se